Exhibit 10.1

MODIFICATION TO REVOLVING FACILITY

THIS MODIFICATION TO REVOLVING FACILITY (“Modification”) is made and entered into this 29th day of May, 2007 by and between Computer Software Innovations, Inc. (“Borrower”) and RBC Centura Bank (“Bank”).

This Modification is intended to modify the maturity date of that certain Commercial Promissory Note dated January 2, 2007 in the principal amount of Five Million Five Hundred Thousand and No/100ths ($5,500,000) (“Revolving Note”). Specifically, Section 2.2 of the Note shall be amended to reflect that the Maturity Date (as defined therein) shall be September 15, 2007.

All other terms contained in the Note, and in the Amended and Restated Loan and Security Agreement by and between Borrower and Bank dated January 2, 2007 (collectively, the “Loan Documents”), shall remain in full force and effect. All capitalized but undefined terms contained herein shall have the meanings ascribed to them in the Loan Documents. The Loan Documents are each and all hereby ratified and affirmed in all respects by the parties hereto, except as specifically amended or modified herein. It is expressly understood and agreed that: (a) except as expressly modified hereby, the Loan Documents shall remain in full force and effect and this Modification shall have no effect on the priority or validity of the liens set forth in or established by the Loan Documents; and (b) except as stated herein, Bank expressly reserves all rights as to recourse under the Loan Documents. Nothing set forth herein shall affect the priority or extent of the lien of any of the Loan Documents, nor, except as expressly set forth herein, release or change the liability of any party who may now be or after the date of this Modification become liable, primarily or secondarily, under the Loan Documents.

This Modification shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns, provided, however, that Borrower shall not assign this Modification, any of the Loan Documents, or any of its respective rights, interests, duties or obligations hereunder or thereunder in whole or in part without the prior written consent of Bank and that any such assignment (whether voluntary or by operation of law) without said consent shall be void. This Modification may be executed in any number of counterparts with the same effective as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. It is the intention of the parties that this Modification and the Loan Documents be interpreted in a consistent manner; provided, however, in the event of any irreconcilable conflict in the provisions of this Modification and the provisions of the Loan Documents, the provisions of this Modification shall control.

IN WITNESS WHEREOF, the parties have caused this Modification to be executed with authority duly obtained, as of the date first written above.

BORROWER:

Computer Software Innovations, Inc.

By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick, President, CEO

RBC Centura Bank

By:	/s/ Charles Arndt
Charles Arndt, Commercial Banker